Exhibit 99.2

STATEMENT ON USES AND USEFULNESS OF NON-GAAP FINANCIAL MEASURES

Exhibit 99.1 to this Report on Form 8-K (the "presentation") contains non-GAAP financial measures. Generally, a non-GAAP financial measure is a numerical measure of a company's performance, financial position, or cash flows that either excludes or includes amounts that are not normally excluded or included in the most directly comparable measure calculated and presented in accordance with United States generally accepted accounting principles, or GAAP. Pursuant to the requirements of Regulation G, Entergy is providing quantitative reconciliations within the presentation of the non-GAAP financial measures to the most directly comparable GAAP financial measures.

Certain non-GAAP measures in the presentation differ from GAAP only in that the figure or ratio states or includes operational earnings. Operational earnings is not calculated in accordance with GAAP because it excludes the impact of "special items." Special items reflect the impact on earnings of events that are less routine, are related to prior periods, or are related to discontinued businesses. Similarly, the presentation includes the measure of adjusted non-fuel operating and maintenance expense. This measure also differs from the GAAP number because it removes a special item and adjusts for the deconsolidation of Entergy New Orleans. Management believes that making these adjustments provides useful information to investors for the purpose of evaluating the company's ongoing business results and comparing the company's financial performance to the performance of industry peers. Entergy management frequently uses these non-GAAP financial measures in its own decision-making, as well as to analyze historical performance, to project future performance and to compare performance to that of its industry peers.

Other non-GAAP measures, free cash flow and net cash available for new investment, debt or equity repayment, dividend increase, are measures Entergy uses internally for management and board discussions, and cash budgeting and performance monitoring activities to gauge the overall strength of its business. Free cash flow, as defined by Entergy, is net cash flow provided by operating activities, a GAAP measure, reduced by cash requirements for nuclear fuel purchases and decommissioning trust fund contributions, planned maintenance capital expenditures, and estimated preferred dividends, and does not consider other potential demands on cash such as mandatory debt service requirements. Entergy believes the above data provides useful information to investors in evaluating Entergy's ongoing financial flexibility, and assists investors in comparing the company's cash availability to the cash availability of others in the energy sector.

The non-GAAP information in the presentation is used in addition to, and in conjunction with, results presented in accordance with GAAP.  The non-GAAP information should not be relied upon to the exclusion of GAAP financial measures.  The non-GAAP information reflects an additional way of viewing aspects of our operations that, when viewed with our GAAP results and the accompanying reconciliations to corresponding GAAP financial measures, may provide a more complete understanding of factors and trends affecting our business.  Investors are strongly encouraged to review our consolidated financial statements and publicly filed reports in their entirety and to not rely on any single financial measure.  Non-GAAP information is not standardized; therefore, it may not be possible to compare this information with other companies' non-GAAP financial measures having the same or similar names